RETIREMENT AND RELEASE AGREEMENT

             1.                Agreement and Release.  In consideration of the agreement of Churchill Downs Incorporated (the "Company") to provide to Robert L. Decker ("Decker") the consideration, payments and rights set forth in, and subject to the terms and conditions of, this Retirement and Release Agreement (the "Agreement"), which Agreement shall supercede and modify any inconsistent provisions of the Employment Agreement dated as of March 1, 1997, between the Company and Decker (the "Employment Agreement"), Decker hereby unconditionally releases and discharges the Company from any claims, known or unknown, directly or indirectly related to or in any way connected with his employment with or status as an officer of the Company or his retirement from his employment with the Company, including, without limitation, the Employment Agreement as of the Retirement Date (as hereinafter defined), and any and all claims and causes of action of any kind or nature whatsoever, known or unknown, and whether specifically mentioned or not, which may exist or might be claimed to exist at or prior to the date of the retirement from Decker's employment (the "Claims"), as well as any future injuries, losses or damages not now known or anticipated but which may later develop or become discovered (including the effects or consequences thereof), and which are attributable or connected to the Claims; provided, that the foregoing shall not be deemed to release any obligations, liability or responsibility arising from or related to the breach of this Agreement.

             2.                Retirement Pay.  Decker, whose employment with the Company will terminate effective at the close of business on December 31, 2002 (the "Retirement Date"), will receive Retirement Pay (the "Retirement Pay") in the amount of $300,000, payable to Decker in one lump sum on January 7, 2003, or on the next business day following the expiration of the seven (7) day revocation period set forth below in the event the revocation period expires after December 31, 2002 and Decker has not revoked (the "Payment Date"). The Retirement Pay shall be deemed the pay due to Decker under Section 5 of the Employment Agreement. The Company will withhold applicable federal, state and local income and/or occupational taxes as well as FICA taxes and other legally required deductions from the Retirement Pay, and the parties agree that the payment described herein shall be made by sending such payment to Decker's home address at 1748 Casselberry Road, Louisville, Kentucky 40205. In addition, not as part of the Retirement Pay but as pay and/or reimbursements to which Decker is entitled, Decker shall receive (a) his regular paychecks through the last regular pay period in 2002, plus an additional paycheck (i) covering the period through December 31, 2002 which is not included in the last regular paycheck in 2002, and (ii) including payment for accrued but unused PTO days, if any, and (b) on the Payment Date, reimbursement for all unreimbursed normal and customary expenses incurred by Decker on and prior to the Retirement Date in furtherance of the Company's business and in accordance with past custom and practice.

             3.                Incentive Compensation Plan Payment.  The parties acknowledge and agree that notwithstanding this Agreement and the termination of Decker's employment as of the Retirement Date, Decker is and shall remain eligible to

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participate in the Company's Incentive Compensation Plan (the "IC Plan") for the entire calendar year of 2002, and the Company agrees that the IC Plan shall not be modified in any manner so as to reduce or otherwise prejudice the participation of Decker therein through the Retirement Date. On or before March 15, 2003, and not as part of the Retirement Pay , Decker will receive payment of his bonus earned with respect to the operation and results of the Company for 2002 under the IC Plan (the "IC Plan Payment"), in accordance with the performance goals established for Decker for 2002 under the IC Plan and as more fully described on Exhibit A attached hereto and made a part hereof. The parties agree that the Company Performance Goal and the Unit Performance Goal components of Decker's potential IC Plan Payment under the IC Plan will be measured and determined from final audited 2002 financial statements for the Company as certified by PricewaterhouseCoopers (or such other certified public accounting firm employed by the Company to conduct its 2002 audit). Decker and the Chief Executive Officer ("CEO") of the Company shall reasonably and timely meet and review the Individual Performance Goal for Decker's IC Plan Payment in light of achievements attained and work performed by and under the supervision of Decker during 2002, in order to determine the amount of the IC Plan Payment to be attributed to attainment of such Individual Performance Goals. The Company will withhold applicable federal, state and local income and/or occupational taxes as well as Medicare taxes and other legally required deductions from the IC Plan Payment.

             4.                Stock Options.

                               (a)  Pursuant to the Churchill Downs Incorporated (1997) Stock Option Plan, as amended (the "Option Plan"), and the terms of any stock option agreement or other pertinent agreements (collectively, the "Option Grant Agreements") between the Company and Decker, all options granted to Decker, whether vested or unvested, shall be treated in accordance with the terms of the Option Plan and the Option Grant Agreements and subject to the current trading blackout in effect until February 14, 2003 (the "Blackout Period"), which shall be applicable to Decker following the Retirement Date.

                               (b)  A summary of the outstanding and vested stock options granted to Decker (the "Stock Options"), and the exercise prices associated therewith, are set forth on Exhibit B attached hereto and made a part hereof. The parties acknowledge that in accordance with the Option Plan, Decker may exercise the Stock Options at any time within five (5) years after the Retirement Date, subject to the Blackout Period and otherwise in accordance with applicable federal and state securities laws as the same apply to him and for which he is responsible under law for compliance. The Company will use its good faith commercially reasonable efforts subject to applicable law to assist Decker in the exercise of any of the Stock Options, and with the preparation and making of any public or other filings necessary in connection therewith or otherwise as a result of Decker's employment as an officer of the Company (e.g. Form 4 filings with the U.S. Securities and Exchange Commission) but all of which shall remain the responsibility of Decker.

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             5.                Company Automobile.  Decker will continue to have free use of the automobile currently provided to him by the Company through December 31, 2003. The Company will pay the related lease payments and the premiums to insure Decker's use of the automobile during that period in accordance with the Company's normal insurance coverage for company-owned or leased vehicles as of the Retirement Date. Decker will be responsible for any amounts not covered by such insurance, and will further be responsible for the routine maintenance and operating costs associated with the use of the automobile. The Company shall cease making such lease and insurance payments and shall have no further obligation to make such payments, and Decker shall surrender the automobile to the Company, in the event and at the time that Decker receives other full-time employment or December 31, 2003, whichever is sooner.

             6.                Health Insurance COBRA Payments.  The Company will pay the full amount of all insurance premiums for Decker to continue family health coverage commensurate with the coverage currently maintained for Decker through December 31, 2003 under COBRA at the Company's cost, and Decker may continue such COBRA coverage thereafter at his sole cost for the remainder of the COBRA period; provided, however, the Company shall cease making such payments and shall have no further obligation to make such payments in the event and at the time Decker becomes eligible for similar family health coverage, with similar benefits and co-payments as under the Company's health insurance plan, with another employer on or prior to December 31, 2003.

             7.                Clubhouse Box Seats.  The Company agrees to reserve and provide to Decker continuously from the Retirement Date through December 31, 2012, a suitable six-seat Churchill Downs Clubhouse box (or comparable seating during construction) and related tickets and passes, including Derby and Oaks tickets and passes for such box, to be sold to Decker at the face value for such seating..

             8.                Return of Company Property.  Decker agrees that no later than the last day of his employment with the Company, he shall return to the Company all Company property (excluding the automobile as discussed in paragraph 5 above) in his possession or control, if any, including, but not limited to, all keys, documents, books and other records and materials of the Company.

             9.                Outplacement Services.  The Company shall provide Decker with outplacement services through LaBaugh and Associates, Inc., the Company's normal outplacement service provider, in scope reasonably commensurate to Decker's position as Executive Vice President and Chief Financial Officer of a publicly-traded company such as the Company, to be utilized by Decker at his discretion and at an aggregate cost to the Company not to exceed $10,000.00.

             10.                Non-Competition.  Decker agrees that, for so long as the Company is not in default under this Agreement, Decker will not, for a period of one (1) year from the Retirement Date, directly or indirectly, without the prior written consent of the CEO of the Company, and with or without pay, provide consultative services to, accept employment with, serve as a director or equivalent position of, or otherwise render any professional or other services to, or participate as a partner, venturer, shareholder, member or manager, or otherwise be connected with, Magna Entertainment Corporation, its subsidiaries and affiliates. The Company shall be entitled to injunctive relief to enjoin Decker from any violation of this Section 10 in addition to all other rights it may have at law or in equity.

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             11.                Deferred Compensation Plan.  The Company acknowledges and agrees that Decker shall be entitled to participate in the Company's Deferred Compensation Plan, as amended and restated (the "DC Plan"), through the Retirement Date, and that the Company will make all normal Company Contributions to Decker and/or his Bookkeeping Account under such DC Plan based upon Decker's participation therein for 2002 as contemplated by the DC Plan. Further, Decker shall be deemed to be 100% vested as of the Retirement Date with respect to all amounts credited and/or to be credited to him or his Bookkeeping Account under the DC Plan, including Company Contributions, and all amounts accrued, paid or payable to Decker and/or the Bookkeeping Account shall be made or disbursed without discount, notwithstanding any provisions of the DC Plan or any other applicable agreements, documents or instruments to the contrary.

             12.                401(k) Plan.  The Company acknowledges and agrees that Decker shall be entitled to participate in the Company's Section 401(k) Profit Sharing Plan, as amended and restated (the "401(k) Plan"), through the Retirement Date, and that the Company will make all normal Company contributions under the 401(k) Plan to Decker and/or his account under such 401(k) Plan based upon Decker's participation therein for 2002 as contemplated by the 401(k) Plan. Further, the parties acknowledge and agree that Decker is 100% vested as of the Retirement Date with respect to all amounts contributed to him or his account under the 401(k) Plan, including Company contributions, and the Company shall use its good faith commercially reasonable efforts to facilitate the rollover by Decker of his account under the 401(k) Plan.

             13.                Refund under Employee Stock Purchase Plan.  The Company will pay to Decker on the Payment Date the entire amount of all undisbursed contributions made by Decker to the Company's 2000 Employee Stock Purchase Plan, as amended and/or restated.

             14.                ADEA and other Releases.

                                 (a)  The parties further agree and acknowledge that the claims or actions released herein include, but are not limited to, those based on allegations of wrongful discharge and/or breach of contract (except for the obligations created by or arising out of this Agreement), retaliation, any common law claims and those alleging discrimination on the basis of race, color, sex, religion, national origin, age, disability, or any other basis under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967 ("ADEA"), as amended, or any other federal, state, or local law, rule or regulation. Decker also agrees that his rights under the aforementioned statutes or any other federal, state or local law, rule or regulation are effectively waived by this Agreement. The parties understand and acknowledge that no rights or claims accrued to Decker under the Company's benefit plans through the Retirement Date, or rights or claims arising under the ADEA after the execution of this Agreement, are waived hereby. Decker specifically relinquishes any and all rights to employment or re-employment with the Company, and the Company acknowledges and agrees that the Company does not have any current knowledge that gives it a basis upon which to terminate the Employment Agreement for "just cause" as contemplated thereunder.

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                                 (b)  Except for the obligations created by or arising out of this Agreement, the Company, on its own behalf and on behalf of its subsidiaries, affiliates, officers, directors, employees, successors and assigns, and each of them (collectively, the "CDI Group"), hereby releases and discharges Decker, as well as his trustees, agents, attorneys, insurers, representatives, successors and assigns, from and with respect to any and all claims, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now know or unknown, suspected or unsuspected, which it may have or hold against Decker, now or in the future, arising out of or in any way connected with Decker's service as an officer, director, employee and/or agent of any member of the CDI Group, his separation from his position as an officer, director, employee and/or agent of any member of the CDI Group, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, resulting from any act or omission by or on the part of Decker committed or omitted prior to the Retirement Date, provided that all such services, actions or omissions by Decker were in good faith, and taken or omitted in a manner which he believed to be in the best interest of the Company and its shareholders, and not in violation of any federal or state criminal laws, any provision of the Sarbanes-Oxley Act of 2002, or Section 16 of the Securities Exchange Act of 1934.

             15.                Press Release; Confidential Agreement.  The parties agree that the terms of this Agreement and all discussions of this Agreement shall be maintained confidential, except (i) for disclosure to their respective attorneys, accountants and advisors, (ii) to the extent disclosure is required by applicable governmental law, rule and regulation or rules of the NASDAQ Stock Market, and (iii) for the mutually acceptable Press Release to be released to the media at 4 PM Louisville, Kentucky time, or such other time as mutually agreed between the Company and Decker on the date this Agreement has been mutually executed by the parties, in the form of Exhibit C attached hereto and made a part hereof, and which Press Release may be included by the Company in any applicable Form 8-K and similar securities filings. The parties agree that they, their attorneys and/or representatives shall not in any way divulge or cause to be divulged any terms, information or details of this Agreement or the discussion that preceded it, except as provided above.

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             16.                Company Affiliates.   The parties understand that, as used in this Agreement, "Company" includes Churchill Downs Incorporated and its affiliates, and all of their past and present officers, directors, employees, trustees, agents, attorneys, parents, partners, members, affiliates, principals, insurers, the Company's subsidiaries, predecessors, successors, and assigns, and all other entities, persons, firms or corporations liable or who might be claimed to be liable, none of whom admit any liability to Decker, but all of whom expressly deny any such liability. Notwithstanding the foregoing and the releases otherwise set out in this Agreement, the parties understand and acknowledge that no rights or claims accrued to Decker under the Company's benefit plans through the Retirement Date are waived or released by Decker.

             17.                Severability; Governing Law; Headings.   Decker further understands, and it is his intent, that in the event this Agreement is ever held to be invalid or unenforceable (in whole or in part) as to any particular type of claim or charge or as to any particular circumstances, it shall remain fully valid and enforceable as to all other claims, charges and circumstances. The parties further agree that this Agreement is to be construed under the laws of the Commonwealth of Kentucky, and that the section headings used in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

             18.                Confidential Information.  Decker further acknowledges that in the course of his employment with the Company, he acquired knowledge of a confidential nature regarding the Company, and he agrees that if this knowledge is divulged, privately or in public, irreparable harm may be caused to the Company. This confidential information may include, but is not limited to, information regarding the Company's business practices, trade secrets, plans, customer lists, contracts, financial and market data, marketing reports, business opportunities and other information of a confidential nature. In consideration of the Retirement Pay received by Decker, he agrees and covenants that he shall not divulge, publicly or privately, any specified or other such confidential information regarding any aspect of the Company's business acquired during or as a result of his employment with the Company until such information is known to the general public or disclosed in public filings. Furthermore, to the extent that disclosure of any such information is controlled by statute, regulation or other law, Decker agrees that he is bound by such laws and that this Agreement does not operate as a waiver of any such non-disclosure requirement. In the event of any breach of this Agreement and covenant, the Company shall be entitled to injunctive relief, in addition to all other rights it may have at law or in equity.

             19.                Non-Disparagement.

                                 (a)  Decker agrees that, for so long as the Company is not in default under the terms of this Agreement, he shall not directly or indirectly make or ratify any public statement, oral or written, to any person that disparages the Company, its subsidiaries or affiliates, or its directors, officers and employees.

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                                 (b)  The Company agrees that, for so long as Decker is not in default under the terms of this Agreement, it shall not, and shall cause its subsidiaries, affiliates, and officers not to, directly or indirectly, make or ratify any public statement, oral or written, to any person that disparages, either professionally or personally, Decker.

             20.                Indemnification.  The Company will, to the maximum extent permitted by applicable law, indemnify Decker and hold him harmless from and against any and all claims, liabilities, judgments, fines, penalties, costs and expenses (including, without limitation, reasonable attorney's fees, costs of investigation and experts, settlements and other amounts actually incurred by Decker in connection with the defense of any action, suit or proceeding, and in connection with any appeal thereon) incurred by Decker in any and all future, threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative (including, without limitation, actions, suits or proceedings brought by or in the name of the Company), arising, directly or indirectly, by reason of Decker's status, actions or inaction as an officer, director, employee or agent of the Company or any of its subsidiaries or affiliates, so long as he acted in good faith, in a manner he believed to be in the best interest of the Company and its shareholders, and not in violation of any federal or state criminal laws, any provision of the Sarbanes-Oxley Act of 2002, or Section 16 of the Securities Exchange Act of 1934. Company shall promptly advance to Decker upon request any and all expenses incurred by Decker in defending any and all such actions, suits or proceedings to the maximum extent permitted by applicable law.

             21.                Acknowledgement of Understanding.   Decker acknowledges that he has read this Agreement, fully understands each and every provision, and signs it voluntarily and knowingly. Decker also acknowledges that in consideration of accepting the payment described above, he may be giving up possible future administrative and/or legal or other claims. Decker also acknowledges that he has been advised by the Company to consult an attorney prior to executing this Agreement. Furthermore, the parties hereby acknowledge and agree that Decker has twenty-one (21) days from his receipt of this Agreement in which to consider it and that this Agreement may be revoked by Decker within seven (7) calendar days after he executes it. Any such revocation shall be in writing and shall be delivered to the Company within this seven (7) calendar day period. Any revocation received by the Company thereafter shall be null and void and of no force and effect. The parties also acknowledge and agree that this Agreement shall not be effective or enforceable until the seven (7) day revocation period expires.

[Signatures appear on next page]

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             WITNESS the signatures of the parties hereto:

DECKER:

____________________________________
Robert L. Decker

Date:_______________________________

COMPANY:

CHURCHILL DOWNS INCORPORATED

By:_________________________________

Thomas H. Meeker
President and CEO

Date:_______________________________

Exhibit List:

Exhibit A - Agreed IC Plan Goals Exhibit A - Agreed IC Plan Goals Exhibit C - Form of Press Release

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EXHIBIT A

Robert L. Decker
Proposed ICP Plan

				Component Weight

Components	Weight	Max	Measure	Total Award	Total	Total Award
		Award		@ Target	Award	@ Minimum
					@ Maximum
Corporate	25%	50%	Corporate EBT	25%	50%	12.5%

Unit Financial	25%	50%	CDSN EBT, Fin, Dev, Admin EBT	12.5% 12.5%	25% 25%	6.25% 6.25%

Unit Objectives	25%	50%	Resolution of TVG Contractual Dispute	4.2%	8.4%	2.1%

			Improvement in CDSN Interstate Simulcasting Market Share	4.2%	8.4%	2.1%
			Negotiate 1 new International Simulcast Contract	4.1%	8.2%	2.05%

			Improve Overall Company Operating Margins	4.2%	8.4%	2.1%

			Complete a Development Project	4.2%	8.4%	2.1%

			Obtain Public Support for Master Plan	4.1%	8.2%	2.05%

Individual	25%	50%	Objective #1 CDSN	8.4%	16.8%	4.2%

			Objective #2 Capital	8.3%	16.6%	4.15%

			Objective #3 Development	8.3%	16.6%	4.15%

Total	100%	200%		100%	200%	50%

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EXHIBIT B

Options Report	CHURCHILL DOWNS INCORPORATED

As of 12/31/2002

Grant Date	Grant Type	Options Granted	Options Price	Options Outstanding	Options Vested

1997 Stock Option Plan Robert L. Decker

11/20/1997	Non-Qualified	3,052	21.50	3,052	3,052

11/18/1998	Incentive	3,076	32.50	3,076	3,076

11/18/1998	Non-Qualified	2,332	32.50	2,332	2,332

11/17/1999	Incentive	4,419	22.63	4,419	4,419

11/17/1999	Non-Qualified	10,581	22.63	10,581	10,581

Totals		23,460		23,460	23,460

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EXHIBIT C

CHURCHILL DOWNS INCORPORATED ANNOUNCES TRANSITION IN COMPANY'S CHIEF FINANCIAL OFFICER POST

LOUISVILLE, Ky. (Dec. 16, 2002) – Thomas H. Meeker, president and chief executive officer of Churchill Downs Incorporated (“CDI”) (Nasdaq: CHDN), today announced that Robert L. Decker, CDI’s executive vice president and chief financial officer and president of the Churchill Downs Simulcast Network (“CDSN”), is leaving the Company to pursue other career opportunities. Meeker also announced that Michael E. Miller, senior vice president of finance, will be promoted to chief financial officer and Karl Schmitt Jr., chief operating officer of CDSN, will be promoted to president of that Company subsidiary. Miller and Schmitt will assume their new responsibilities at the time of Decker’s departure on Jan. 1, 2003.

        “We have accelerated our succession plans for Mike Miller and Karl Schmitt to engage these new roles in order to accommodate Bob’s decision to take early retirement, and we are confident in their abilities to help us grow the Company and continue building long-term value for our shareholders,” said Meeker.

        Decker has served as CDI’s executive vice president and chief financial officer since 1997. CDI experienced exponential growth during Decker’s tenure. The Delavan, Wis., native managed the Company’s acquisitions of Ellis Park, Calder Race Course and Hollywood Park, as well as its merger with Arlington International Racecourse – now doing business as Arlington Park. Decker guided the Company’s listing on the Nasdaq National Market in 1997, directed its secondary stock offering in 1999, and most recently, managed the January 2002 spin-off of CDSN as a separate operating unit.

        Decker was to have shifted his focus exclusively to the growth of CDSN and the Company’s overall development efforts in early 2003. The transfer of complete financial duties to Miller was also intended then to allow Decker more time to explore potential growth opportunities for the Company and continue implementing CDI’s successful acquisition strategy in conjunction with Meeker, whose employment contract with the Company was recently renewed. Decker had helped plan this transition, but more recently decided that he saw new professional horizons outside of CDI that he wanted to pursue.

        “I am very proud of what we have accomplished in the six years since I joined CDI’s executive management team,” said Decker. “We have increased our market capitalization by 360 percent, completed strategic mergers and acquisitions that have positively impacted our balance sheet, recruited an impressive stable of racing properties to market under the CDSN banner and established our brand as the most recognized and highly desired brand in the racing industry.

        “My time at CDI has been well spent, and I have greatly enjoyed the opportunity to work closely with Tom Meeker, the first-class team he has assembled and the Company’s board of directors,” Decker added. “Tom is a true visionary in the horseracing industry. His sound judgment and take-charge management style have been crucial to our Company as we executed a period of intense growth and expansion into new markets. Many challenges lie ahead for our Company and the industry as a whole,

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and Tom’s leadership is still needed for us to take full advantage of CDI’s potential. With that in mind, I have decided that my logical next step is to pursue another business opportunity that will afford me continued professional growth and added management responsibilities.”

        “Bob has been instrumental in leading this Company through a consolidation effort that has helped cement CDI’s status as the industry leader offering the highest-quality racing content,” said Meeker. “He directed a focused, disciplined acquisition strategy that grew the Company from two racetracks to six and positioned it for future growth in areas such as alternative gaming and domestic and international account wagering. His talents are well documented, and we understand his desire to exercise those skills in a position that demands a more balanced mix of operational and financial expertise. We are extremely grateful for his efforts and accomplishments, and wish him the best in his future endeavors.”

        In Miller’s new role as chief financial officer, he will oversee the Company’s finance, human resources and information technology departments. He will report directly to Meeker, who will also assume oversight of the Company’s development initiatives. Prior to joining CDI as senior vice president of finance in January 2000, Miller served as senior vice president, chief financial officer and treasurer of Fender Musical Instruments in Scottsdale, Ariz. The West Virginia native was previously a partner with the certified public accounting firm of DeLoitte & Touche in Dayton, Ohio. At CDI, he has been responsible for accounting, tax, treasury, budgetary and information technology issues for the Company.

        Schmitt, who joined Churchill Downs as director of publicity in 1987, became head of the Company’s new corporate communications department two years later and has served the organization as senior vice president, communications since March 1998. He has participated in the negotiation of television contracts with NBC and ESPN, led the Kentucky Derby media relations efforts, directed CDI’s Internet initiatives and provided counsel to senior management as the Company grew from a single racetrack to a corporation with operations from coast to coast. In January 2002, the Louisville native assumed his new role as chief operating officer for CDSN.

        Meeker expects a smooth transition as the two move into their new posts.

        “Over the past two years, Mike has demonstrated the acumen and leadership to guide this Company financially in a competitive and challenging environment,” said Meeker. “He spearheaded the integration of our recent acquisitions, forged strong working relationships with each of our operating units as well as our financial partners, led the effort to secure public support of our ‘Master Plan’ construction project to modernize Churchill Downs racetrack and began the transition to become the Company’s spokesperson to the financial community. Mike has proven himself as a tremendous asset to CDI and will serve the Company well as its chief financial officer.

        “In addition, we’re excited to have someone with Karl’s experience and industry knowledge leading our efforts to grow our simulcast unit,” added Meeker. “Karl has directed our communications and new media initiatives with great success, and his operational leadership of CDSN over the past year gives us confidence that we can continue gaining market share in the simulcast segment of our industry.”

        Churchill Downs Incorporated (“CDI”), headquartered in Louisville, Ky., owns and operates world-renowned horse racing venues throughout the United States. The Company’s racetracks in California, Florida, Illinois, Indiana and Kentucky host 112 graded-stakes events and many of North America’s most prestigious races, including the Kentucky Derby and Kentucky Oaks, Hollywood Gold Cup and Arlington Million. CDI racetracks have hosted nine Breeders’ Cup World Thoroughbred Championships – more than any other North American racing company. CDI also owns off-track betting facilities and has interests in various television production, telecommunications and racing services companies that support CDI’s network of simulcasting and racing operations. CDI trades on the Nasdaq National Market under the symbol CHDN and can be found on the Internet at www.churchilldownsincorporated.com.

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